Exhibit 10.1

Execution Version

INTELLECTUAL PROPERTY PURCHASE AGREEMENT

This INTELLECTUAL PROPERTY PURCHASE AGREEMENT (the “Agreement”) is entered into as of July 28, 2026 (the “Effective Date”), by and among Evervolt Green Energy Holding Pte, Ltd. (“Seller”), T1 Energy Inc. (“Purchaser”) and (solely with respect to Section 2.6) T1 G1 Dallas Solar Module LLC (“G1”). Seller and Purchaser are each referred to herein as a “Party” and, collectively, as the “Parties.” Initially capitalized terms used in this Agreement shall have the meaning ascribed to them herein.

RECITALS

WHEREAS, reference is made to (i) the IP License Agreement, dated December 23, 2024, by and between Seller and Purchaser, as amended December 29, 2025 (the “IP License Agreement”), (ii) the Intellectual Property License Agreement, dated July 16, 2024, as amended December 23, 2024 and December 29, 2025, by and between Seller and T1 G1 Dallas Solar Module LLC (“G1”, together with the IP License Agreement, the “Existing Licenses”), (iii) the Letter Agreement, dated December 29, 2025, by and between Trina Solar Co., Ltd (“Trina”) and T1, (iv) the Patent Assignment Agreement, dated December 29, 2025, by and between Trina and Evervolt, as amended July 6, 2026 (the “Prior Sale Agreement”); and (v) the Call Option Letter, dated July 27, 2026, by and between Seller and Purchaser, attached hereto as Schedule H (the “Option Agreement”);

WHEREAS, pursuant to the Prior Sale Agreement, Evervolt granted to Trina a royalty-free, fully paid-up, irrevocable, perpetual, worldwide and sub-licensable license under the Acquired IP;

WHEREAS, Purchaser has exercised the Call Option (as defined in the Option Agreement) in accordance with the Option Agreement’s terms and the Effective Date is the Effective Date (as defined in the Option Agreement) of the Option Agreement; and

WHEREAS, Seller and Purchaser now wish to terminate the Existing Licenses, and Purchaser wishes to acquire from Seller, and Seller wishes to sell to Purchaser, all of the intellectual property purchased by Seller pursuant to the Prior Sale Agreement in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the terms and conditions set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed by both Parties, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
Definitions and Interpretation

Section 1.1  Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

(a)  “Acquired IP” means any and all Intellectual Property in existence as of December 29, 2025 (including Intellectual Property then in development and in-process patent applications as of such date) that was assigned, transferred or otherwise sold to Seller or any of its Affiliates by or on behalf of Trina or any of its Affiliates pursuant to the Prior Sale Agreement, including without limitation, the Patents set forth on Schedule A and the Know-How set forth on Schedule I. For the avoidance of doubt, and notwithstanding anything herein or in the Prior Sale Agreement to the contrary, the Acquired IP shall comprise all Intellectual Property in existence as of December 29, 2025 that was licensed to Purchaser pursuant to the Existing Licenses immediately prior to the Prior Sale Agreement becoming effective and immediately following Seller’s assumption thereof.

(b)  “Affiliate” of any Person means another Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with, such first Person, where “Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled” and “under common Control with” have correlative meanings.

(c)  “Agreement” has the meaning set forth in the Preamble to this Agreement.

(d)  “Assumed Contracts” means the contracts, relating to the Existing Third-Party Licenses, which Purchaser assumes all obligations in the capacity as licensor or benefits in the capacity as licensee, as applicable, in accordance with the disclosed terms thereof and applicable Law; as set forth on Schedule E.

(e)  “Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

(f)  “Closing” has the meaning set forth in Section 2.3.

(g)  “Closing Date” has the meaning set forth in Section 2.3.

(h)  “Code” has the meaning set forth in the definition of Tax Law Change.

(i)  “Confidential Information” has the meaning set forth in Section 6.1(a).

(j)  “Distribution and/or Sale” and “Distribute and/or Sell” mean selling, offering for sale, distributing for sale, marketing, promoting, advertising, importing, using and otherwise commercializing.

(k)  “Effective Date” has the meaning set forth in the Preamble to this Agreement.

(l)  “Existing Licenses” has the meaning set forth in the Recitals to this Agreement.

(m)  “Existing Patent Proceedings” means (i) IPR2025-00006 and IPR2025-00007, filed by Runergy USA Inc. and others against the ‘104 Patent and the ‘009 Patent. The Patent Trial and Appeal Board issued decision in April 2026 holding both patents invalid. Seller has the intention to appeal, and the notice of appeal is due on August 17, 2026; and (ii) the following three pending district court actions, each of which is at an early stage and has been stayed pending the outcome of the appeal referred to in limb (i): (A) Trina Solar Co., Ltd. v. Jiangsu Runergy New Energy Technology Co., Ltd., Case No. 2:24-cv-07694 (CDCA); (B) Trina Solar (US), Inc. et al v. Runergy USA Inc. et al, Case No. 1-24-cv-00557 (DDE); and (c) Trina Solar Co., Ltd. v. Canadian Solar (USA) Inc. et al, Case No. 1-24-cv-01115 (DDE).

(n)  “Existing Third-Party Licenses” means existing licenses, sublicense or other similar rights granted by Seller or Trina or their respective Affiliates with respect to the Acquired IP prior to the Effective Date.

(o)  “Exploitation” means to make, otherwise Manufacture, import, use, research, develop, commercialize, hold or keep (whether for disposal or otherwise), transport, dispose of, Distribute and/or Sell, promote, market or otherwise have any of the foregoing done.

(p)  “Facilities” means (i) the Solar Module Manufacturing Facility; and (ii) any other facility in which Purchaser, directly or indirectly, owns an equity interest and that is commissioned for the Manufacture of Products.

(q)  “G1” has the meaning set forth in the Recitals to this Agreement.

(r)  “Governmental Authority” means any nation or government; any state, municipality or other political subdivision thereof; and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, taxing, regulatory, administrative or other similar functions of, or pertaining to, governance; and any executive official thereof.

(s)  “Indemnified Party” has the meaning set forth in Section 5.2.

(t)  “Indemnifying Party” has the meaning set forth in Section 5.2.

(u)  “Intellectual Property” means any and all rights (created or arising in any jurisdiction anywhere in the world, whether statutory, common law, or otherwise) to the extent arising from or related to intellectual property, and other similar proprietary rights, including in or to (i) Patents, (ii) copyrightable works, copyrights (including, but not limited to, in product label or packaging artwork or templates), rights in works of authorship (whether copyrightable or not), moral rights, mask work rights, rights in data and database rights and design rights, in each case, whether or not registered, and registrations and applications for registration thereof, (iii) Software, (iv) Know-How, and (v) all registrations and applications for registration of any of the foregoing clauses (i) through (iv). For the avoidance of doubt, Intellectual Property excludes Trademarks.

(v)  “IP Claim” has the meaning set forth in Section 5.3(b).

(w)  “IP License Agreement” has the meaning set forth in the Recitals to this Agreement.

(x)  “Know-How” means all trade secrets (including those trade secrets defined in the Defend Trade Secrets Act, Uniform Trade Secrets Act or under corresponding foreign statutory and common Law) and other confidential or proprietary information, know-how and technical data, including any that comprise financial, business, scientific, technical, economic, or engineering information and instructions, including any confidential or proprietary raw materials, material lists, raw material specifications, methods, techniques, processes and inventions (whether or not patentable), and all Intellectual Property therein and with respect thereto, other than Patents.

(y)  “Knowledge” and its cognates mean, with regard to Seller, the actual knowledge after reasonable inquiry of the individuals listed on Schedule C.

(z)  “Law” means any U.S. or non-U.S. federal, state, provincial, local or other constitution, law, statute, ordinance, rule, directive, regulation, published administrative position, policy or principle of common law issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Authority and any judgments, decisions, orders and awards made in respect of the foregoing, including for the avoidance of doubt any stock exchange rules.

(aa)  “Manufacture” and “Manufacturing” means any and all activities related to the production, manufacture, making, processing, packaging, labeling, testing, shipping, storing, or release of a product or any component thereof, including process development, process qualification and validation, scale-up, test method development, quality assurance and quality control with respect to the foregoing.

(bb)  “Materials” means specifications, instructions, formulas, spreadsheets, data, drafts, papers, designs, schematics, diagrams, models, prototypes, computer-stored data, manuscripts, object code and other items.

(cc)  “New License Agreement” means the license agreement between Purchaser and Trina in respect of the Acquired IP, on the form attached hereto as Schedule G.

(dd)  “Option Agreement” has the meaning set forth in the Recitals to this Agreement.

(ee)  “Party” has the meaning set forth in the Preamble to this Agreement.

(ff)  “Patent Assignment Agreement” means that certain patent assignment agreement, a form of which is attached hereto as Schedule D.

(gg)  “Patents” means patents, patent applications (including patents issued thereon), invention disclosures, statutory invention registrations, patents of importation, certificates of addition, design patents and utility models, in each case of the foregoing, including reissues, divisionals, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof.

(hh)  “PERC Technology” means the solar cell technology called as of the date hereof Passivated Emitter and Rear Contact Solar Cell.

(ii)  “Person” means any individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority (or any department, agency, or political subdivision thereof).

(jj)  “Prior Sale Agreement” has the meaning set forth in the Recitals to this Agreement.

(kk)  “Products” means any and all Solar Modules, Solar Cells and components thereof.

(ll)  “Purchased Assets” means any and all (i) Acquired IP; (ii) rights of any kind whatsoever of Seller and its Affiliates accruing under the Acquired IP provided by applicable Law of any jurisdiction, by international treaties and conventions, and otherwise throughout the world; (iii) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to the Acquired IP, other than royalties, fees, income or other payments paid or payable to Seller or its Affiliates prior to the Effective Date pursuant to any license agreement entered into by Seller or its Affiliates prior to the Effective Date; (iv) Assumed Contracts; and (v) claims and causes of action with respect to any of the foregoing, whether accruing before, on, or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal and equitable relief for past, present, and future infringement, dilution, misappropriation, violation, misuse, breach, or default, with the right but no obligation to sue for such legal and equitable relief and to collect, or otherwise recover, any such damages.

(mm)  “Purchaser” has the meaning set forth in the Preamble to this Agreement.

(nn)  “Purchaser Indemnified Party” has the meaning set forth in Section 5.3(a).

(oo)  “Retained Liabilities” has the meaning set forth in Section 2.2.

(pp)  “Seller” has the meaning set forth in the Preamble to this Agreement.

(qq)  “Software” means any and all computer software and programs (whether in source code, object code or other form), firmware, software implementations of algorithms, and related documentation, including flowcharts and other logic and design diagrams, technical, functional and other specifications, and user and training materials to the extent related to any of the foregoing.

(rr)  “Solar Cells” means the solar photovoltaic cells compatible with any Solar Modules.

(ss)  “Solar Module Manufacturing Facility” means the Manufacturing facility owned by G1 as of the Effective Date, that is located at 1200 North Sunrise Road, Wilmer, Texas.

(tt)  “Solar Modules” means any and all solar photovoltaic energy generating modules utilizing any PERC Technology or TOPCon Technology.

(uu)  “Tax Law Change” means (i) any change in or amendment to the Internal Revenue Code of 1986, as amended (the “Code”), or another applicable federal income tax statute, (ii) any change in, or issuance of, or promulgation of any proposed, temporary or final Treasury Regulations promulgated thereunder that results in any change to the interpretation of the Code or existing Treasury Regulations (provided that, for purposes of this definition, proposed Treasury Regulations only include proposed Treasury Regulations that specify they will be effective retroactively before issuance in final form and proposed Treasury Regulations that may be relied upon, or applied, by taxpayers before issuance in final form), (iii) any Internal Revenue Service or U.S. Treasury Department guidance published or to be published in the Internal Revenue Bulletin or Cumulative Bulletin or any other notice, announcement, revenue ruling, revenue procedure, private letter ruling, technical advice memorandum, chief counsel advisory opinion, or other similar guidance published by the Internal Revenue Service or U.S. Treasury Department, or (iv) any change in the interpretation of the Code or Treasury Regulations by any decision of the U.S. Tax Court, a U.S. Bankruptcy Court, the U.S. Court of Federal Claims, a U.S. District Court, a U.S. Court of Appeals or the U.S. Supreme Court.

(vv)  “Third Party” means any Person other than Seller, Purchaser and their respective Affiliates.

(ww)  “TOPCon Technology” means the solar cell technology called as of the date hereof Tunnel Oxide Passivated Contact Solar Cell.

(xx)  “Trademarks” means any trademarks, certification marks, service marks, trade names, domain names, favicons, social media addresses, service names, trade dress and logos, and other source indicators, including all goodwill associated therewith, in each case whether or not registered, and registrations and applications for registration thereof, and all reissues, extensions and renewals of any of the foregoing.

(yy)  “Transfer Agent” means Continental Stock Transfer & Trust Company.

(zz)  “Trina” has the meaning set forth in the Recitals to this Agreement.

Section 1.2  Capitalized terms used but otherwise not defined in this Agreement shall have the meaning given to them in the Option Agreement.

ARTICLE II

Section 2.1  Sale of Purchased Assets.

(a)  On the Closing Date, in consideration for the payments by Purchaser to Seller as set forth in Article III, Seller, on behalf of itself and its Affiliates, shall, and hereby does, irrevocably convey, sell, assign, transfer and deliver to Purchaser, and Purchaser does hereby accept, all of Seller’s and its Affiliates’ right, title and interest in and to the Purchased Assets.

(b)  Following the Closing, Seller and its Affiliates shall not retain any rights, title or interest in or to the Purchased Assets.

Section 2.2  Retained Liabilities. Notwithstanding any provision in this Agreement, Seller and its Affiliates shall retain and be responsible for all liabilities, debts and obligations, whether present or future, absolute or contingent, to the extent arising out of, related to or in connection with the operation or conduct of any business with respect to the Acquired IP prior to the Closing Date (collectively, the “Retained Liabilities”).

Section 2.3  Closing of the Transactions Contemplated by this Agreement. The closing of the transaction contemplated by this Agreement (the “Closing”) shall take place telephonically and through the mutual exchange via electronic means of executed copies of documents (including in “portable document format” (PDF) form, or by and other electronic means intended to preserve the original graphic and pictorial appearance of a documents), at 10:00 a.m. (New York City time) on the Effective Date, or such other date, time or place as agreed to in writing by the Parties. The date the Closing actually occurs is referred to herein as the “Closing Date”.

Section 2.4  Deliverables. On the Closing Date:

(a)  Purchaser shall:

(i)  as required in accordance with Section 3 of the Option Agreement, pay the Purchase Price;

(ii)  deliver to Seller a copy of the Patent Assignment Agreement, executed by Purchaser; and

(iii)  deliver to Seller a copy of the New License Agreement, executed by Purchaser.

(b)  Seller shall deliver to Purchaser:

(i)  a copy of the Patent Assignment Agreement, executed by Seller;

(ii)  a copy of the agreement between Seller and Trina terminating the Prior Sale Agreement; and

(iii)  a copy of the New License Agreement, executed by Trina.

Section 2.5  Recordation and Further Actions.

(a)  To the extent not completed prior to the Effective Date, promptly following the Closing Date (but in any event, within thirty (30) days hereof), at Seller’s sole cost and expense, Seller shall effect the necessary change of ownership and recordals with all competent patent, trademark, and copyright offices and other similar authorities with respect to the Acquired IP to evidence the sale of the Acquired IP to Purchaser, and to remediate gaps in the chain of title for the Acquired IP, including where the Acquired IP are still recorded in the name of legal predecessors of Seller or any Person other than Seller and where the relevant recordals with the applicable patent, copyright, and trademark offices and other similar authorities are incorrect for any other reason with respect to any Acquired IP.

(b) Following the Closing Date, at Purchaser’s reasonable request, and at Purchaser’s sole cost and expense, Seller shall take all steps and actions, and provide such cooperation and assistance to Purchaser and its successors, assigns and legal representatives, as may be reasonably necessary or desirable to effect, evidence or perfect the assignment of the Purchased Assets to Purchaser, and convey unto Purchaser the benefit of the transactions contemplated hereby, including the execution and delivery of any affidavits, declarations, oaths, exhibits, powers of attorney or other documents, including assignment documentation or other instruments of conveyance prepared by Purchaser for filing with the applicable governmental entity, office or registrar (including any applicable foreign or international office or registrar), and use commercially reasonable efforts to obtain the same from respective inventors. As between the Parties, promptly following the Closing Date (but in any event, within thirty (30) days hereof), Seller shall, at its sole cost and expense, be responsible for filing, and shall file, the Patent Assignment Agreement with the United States Patent and Trademark Office.

Section 2.6 Termination of Existing Licenses. As of the Closing Date, the Parties and G1 hereby agree that each of the Existing Licenses is terminated with immediate effect, and the Parties and G1 shall take any and all necessary steps to effect such termination. Each Party and G1 shall, and shall cause any of their Affiliates to, execute and deliver any instruments, agreements, releases and other documents, and take such further actions, as may be reasonably necessary or reasonably requested by the other Party or G1 to effect, evidence or perfect the termination of the Existing Licenses, including executing termination agreements or deeds of termination in respect of any Existing License and making any filings or deregistrations with any intellectual property office or Governmental Authority where any Existing License has been recorded.

ARTICLE III
Payment by Purchaser to Seller

Section 3.1  Purchase Price. The Purchase Price shall be in the amount and payable on the terms and subject to the provisions set forth in Section 3 of the Option Agreement.

Section 3.2  Tax Law Changes. The Parties hereby agree that this Agreement is intended to, and does, and shall be interpreted by the Parties to, effectuate a bona fide sale of intellectual property as defined in Section 7701(a)(51)(D)(ii)(III)(bb) of the Code. The Parties further agree to take all reasonable steps necessary to amend this Agreement if required to maintain the characterization as a bona fide sale of intellectual property in the event of any Tax Law Change (as determined by a nationally recognized law firm of Purchaser’s choice, which is reasonably acceptable to Seller).

ARTICLE IV
representations and warranties

Section 4.1  Mutual Representations and Warranties. Each of Seller and Purchaser hereby represents and warrants to the other Party as of the Effective Date and as of the Closing Date, that:

(a)  it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization;

(b)  the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite action under the provisions of its charter, bylaws and other organizational documents, and does not require any action or approval by any of its shareholders or other holders of its voting securities or voting interests;

(c)  it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and

(d)  this Agreement has been duly executed and is a legal, valid and binding obligation on each Party, enforceable against such Party in accordance with its terms.

Section 4.2  Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser as of the Effective Date and as of the Closing Date, that:

(a)  Seller (or one or more of its Affiliates) is the sole and exclusive owner and owner of record of the Purchased Assets, all of which are free and clear of any claims, liens, charges or encumbrances, other than any claims, liens, charges or encumbrances set out in (i) the Prior Sale Agreement, (ii) the Assumed Contracts or (iii) the Existing Patent Proceedings;

(b)  Seller has the full right, power and authority to grant all of the right, title and interest granted to Purchaser in connection with this Agreement;

(c)  Seller is not a specified foreign entity, as defined pursuant to Section 7701(a)(51)(B) and Section 7701(a)(51)(C) of the Code;

(d)  immediately after the Closing Date, Purchaser will have all right, title and interest in, to and under (including the right to grant licenses) all of the Acquired IP, free and clear of any claims, liens, charges and encumbrances, other than (i) as agreed by Purchaser in the New License Agreement; (ii) in the Assumed Contracts and (iii) as set forth in the Existing Patent Proceedings;

(e)  Seller has not entered into any amendment, modification, side agreement or other arrangement with respect to the Prior Sale Agreement that modifies, amends, suspends, alters or terminates the Prior Sale Agreement after July 6, 2026;

(f)  Schedule A sets forth a true and complete list of all Patents within the Acquired IP;

(g)  Schedule B sets forth a true and complete list of all Products developed and commercialized by Seller or its Affiliates, or previous owners of the Acquired IP, on or prior to the Effective Date;

(h)  except as set out in Schedule E, Seller has provided to Purchaser true and complete copies of all Assumed Contracts prior to the Effective Date;

(i)  each Patent within the Acquired IP is in full force and effect, valid and enforceable except as set forth in the Existing Patent Proceedings;

(j)  from the date of the Prior Sale Agreement, Seller or its Affiliates have timely paid all filing and renewal fees payable with respect to the Patents within the Acquired IP owned or under the control of Seller or its Affiliates;

(k)  except as disclosed in writing by Seller to Purchaser prior to the Effective Date, no Third Party, since the date of the Prior Sale Agreement: (i) to Knowledge of Seller, is infringing, misappropriating or otherwise violating any Acquired IP or (ii) has filed any challenge with any Governmental Authority or threatened in writing to challenge the scope, validity or enforceability of any Acquired IP (including, by way of example, through the institution or written threat of institution of interference, nullity or similar invalidity proceedings before the United States Patent and Trademark Office or any analogous foreign Governmental Authority);

(l)  except as disclosed in writing by Seller to Purchaser prior to the Effective Date, since the date of the Prior Sale Agreement, there is no claim, demand, suit, proceeding, arbitration, inquiry, investigation or other legal action of any nature, civil, criminal, regulatory or otherwise, pending or threatened in writing (including with respect to any infringement, misappropriation or other violation of any Intellectual Property of any Third Party) against Seller or any of its Affiliates in connection with the Acquired IP; and

(m)  Seller and its Affiliates have complied in all material respects with all Laws applicable to the filing, prosecution and maintenance of the Patents within the Acquired IP, including any disclosure requirements.

Section 4.3 Disclaimer. THE FOREGOING REPRESENTATIONS AND WARRANTIES OF EACH PARTY ARE IN LIEU OF ANY OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY SPECIFICALLY EXCLUDED AND DISCLAIMED.

Section 4.4  Compliance with Laws. Each of Seller and Purchaser shall comply with all Laws applicable to such Party and all Laws of the United States related to the performance of its obligations under this Agreement.

ARTICLE V
SURVIVAL; Indemnification; limitations on liability

Section 5.1  Survival. All representations, warranties, covenants, and agreements contained in this Agreement and all related rights to indemnification and damages shall continue in full force and effect following the date hereof.

Section 5.2  Mutual Indemnification. Each Party (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party and such other Party’s Affiliates (as applicable) and its and their respective directors, officers, agents, successors and assigns (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) from and against any and all loss, liability, or expense (including attorneys’ fees and costs) incurred or suffered by any of the Indemnified Parties as a result of, or arising out of, any claim or demand by a Third Party alleging or arising from (a) solely with respect to Seller as the Indemnifying Party, any Retained Liabilities, (b) negligence, gross negligence, willful misconduct or fraud by the Indemnifying Party, any of its Affiliates, or its or its Affiliates’ officers, directors, members, managers or employees, or its or their agents or subcontractors in the performance of this Agreement or (c) material breach by the Indemnifying Party of this Agreement, in each case (in respect of the foregoing clauses (a)-(c)), except to the extent that such loss, liability or expense (including attorneys’ fees and costs) is subject to indemnification by the other Party pursuant to this Article V.

Section 5.3  IP Infringement Claims.

(a)  Seller shall indemnify, defend and hold harmless Purchaser and its Affiliates (“Purchaser Indemnified Party”) from and against any loss, liability or expense (including attorneys’ fees and costs) incurred by any such party as a result of, or arising out of, a claim or demand by a Third Party alleging that any Acquired IP, or the use thereof, infringes, misappropriates or otherwise violates any Intellectual Property rights of any Third Party; provided that Seller shall have no such obligation to the extent the claim or demand arises from: (i) the combination of Acquired IP with content, materials, products or services provided by Purchaser and its Affiliates or Third Parties that is not at the direction of Seller or in compliance with Seller’s instructions and Seller does not and should not reasonably expect such combination to occur, where the use of Acquired IP alone in the absence of such combination would be non-infringing; or (ii) Purchaser’s failure to use updated versions of Acquired IP (which are substantially the same or better than the previous versions of such Acquired IP) if so instructed and provided by Seller in order to avoid such infringement, misappropriation or violation. For the avoidance of doubt, “Purchaser Indemnified Party” is an “Indemnified Party” under Section 5.4.

(b)  Without limiting the foregoing, if (i) a Third Party brings a claim that any Acquired IP, or the use thereof, infringes, misappropriates or otherwise violates any Third Party’s Intellectual Property rights (an “IP Claim”), (ii) Seller or Purchaser believes an IP Claim is reasonably likely or (iii) Purchaser’s or its licensees’ use of the Acquired IP, or any activity with respect thereto, is enjoined as a result of, or arising out of, an IP Claim, Seller shall, at its expense and in consultation with Purchaser, which shall act reasonably: (1) obtain a license or grant of rights under the rights that have been infringed or otherwise violated or are alleged to be infringed or otherwise violated, or other functionally equivalent Intellectual Property agreed upon by Purchaser (or at Purchaser’s direction acting reasonably and to the extent commercially reasonable, require the Third Party to transfer ownership to Purchaser of such Intellectual Property rights), which rights shall be no less favorable than the rights Seller granted to Purchaser pursuant to the IP License Agreement or (2) modify the Acquired IP so it is non-infringing or otherwise non-violative, and deliver to Purchaser such modified Acquired IP; provided that such modified Acquired IP is functionally equivalent to the unmodified Acquired IP. Seller shall have no liability and no obligation under this Section 5.3 for any violation, infringement or misappropriation that arises out of or results from the matters described in Section 5.3(a)(i)–(ii).

Section 5.4  Procedures. The Indemnified Party shall be entitled to indemnification hereunder only: (a) if it gives written notice to the Indemnifying Party of any losses or claims, suits or proceedings by Third Parties which may give rise to a claim for indemnification with reasonable promptness after receiving written notice of such claim (or, in the case of a proceeding, is served in such proceeding) or becoming aware of any such loss; provided, however, that failure to give such notice shall not relieve the Indemnifying Party of its obligation to provide indemnification, except if and to the extent that the Indemnifying Party is actually and materially prejudiced thereby, and (b) once the Indemnifying Party confirms in writing to the Indemnified Party that it is prepared to assume its indemnification obligations hereunder, the Indemnifying Party has sole control over the defense of the claim, at its own cost and expense; provided, however, that the Indemnified Party shall have the right to be represented by its own counsel at its own cost in such matters. Notwithstanding the foregoing, (i) no Indemnifying Party shall have the right to assume control over the assertion of any claim, or the commencement of any action, in either case with respect to Taxes of the Indemnified Party; provided that the Indemnified Party shall not settle or resolve any such claim or action if doing so would reasonably be expected to adversely impact the Indemnifying Party, including increasing the Indemnifying Party’s obligations pursuant to this Agreement, without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed; and (ii) the Indemnifying Party shall not settle or dispose of any such matter in any manner which would require the Indemnified Party to make any admission, or to take any action (except for ceasing use or distribution of the items subject to the claim) without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed. Each Party shall reasonably cooperate with the other Party and its counsel in the course of the defense of any such suit, claim, or demand, such cooperation to include using reasonable efforts to provide or make available documents, information and witnesses and to mitigate damages.

Section 5.5  Limitation of Liability. EXCEPT FOR A PARTY’S BREACH OF ARTICLE VI, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT, OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS, LOSS OF USE OR OPPORTUNITY COSTS) RESULTING FROM, ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT.

ARTICLE VI
Confidentiality

Section 6.1  Confidentiality.

(a)  Definitions; Exclusions. Each Party acknowledges that, in connection with this Agreement, it will gain access to certain non-public, confidential, or proprietary information of the other Party (“Confidential Information”). Confidential Information does not include information that at the time of disclosure is: (i) in the public domain; (ii) known to the Party receiving it; (iii) rightfully obtained by the receiving Party on a non-confidential basis from a Third Party; or (iv) independently developed by the receiving Party without access to the other Party’s Confidential Information.

(b)  Obligations. Each Party shall maintain the other Party’s Confidential Information in strict confidence, use it only in furtherance of this Agreement, and not disclose it to any other Person, except to its employees, directors, officers, contractors, advisors, equity investors, lenders, and, with respect to Purchaser and its Affiliates, its customers, in each case who (i) have a need to know such Confidential Information for such Party to exercise its rights or perform its obligations hereunder and (ii) are bound by written non-disclosure agreements with such Person. Notwithstanding the foregoing, each Party may disclose Confidential Information to the limited extent required to comply with an order of a court or other Governmental Authority, or as otherwise necessary to comply with applicable Law; provided that the Party making the disclosure pursuant to the order or in compliance with applicable Law shall first give written notice to the other Party as soon as reasonably practicable, to the extent legally permissible, to permit the other Party to object to the disclosure, and with respect to such order also shall first have made a reasonable effort to obtain a protective order to protect such disclosure. Moreover, the Parties shall agree on the content of any press release or public disclosure relating to this Agreement before such disclosure is made.

ARTICLE VII
Governing Law and Jurisdiction; Waiver of Jury Trial; Equitable Remedies

Section 7.1  Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction). The application of the United Nations Conventions on the International Sale of Goods is explicitly excluded. Any action, dispute, legal suit or proceeding seeking to enforce any provision of, or based on any right arising out of, or relating in any manner to, this Agreement, any other document or instrument executed in connection with this Agreement or the transactions contemplated hereby or thereby must be brought against any of the Parties in the Court of Chancery of the State of Delaware in and for New Castle County or, if the Court of Chancery lacks subject matter jurisdiction, in another court of the State of Delaware, County of New Castle, or in the United States District Court for the District of Delaware, and each of the Parties consent to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any Party anywhere in the world. EACH PARTY HERETO VOLUNTARILY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE AFOREMENTIONED COURTS OVER ANY ACTION OR PROCEEDING SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY RIGHT ARISING OUT OF, OR RELATING IN ANY MANNER TO, THIS AGREEMENT. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH CLAIM BROUGHT IN SUCH COURTS OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF ANY SUCH CLAIM. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH CLAIM MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

Section 7.2  Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (b) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.2.

Section 7.3  Equitable Relief. Each Party acknowledges that a breach by the other Party of this Agreement may cause the non-breaching Party irreparable harm, for which an award of damages would not be adequate compensation, and in the event of such a breach or threatened breach, the non-breaching Party will be entitled to seek equitable relief, including, without limitation, specific performance. The Parties hereby waive any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such relief. These remedies are not exclusive but are in addition to all other remedies available under this Agreement at Law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

ARTICLE VIII
Miscellaneous

Section 8.1  Payment Method; Reconciliation. All payments to be made between the Parties under this Agreement will be made in U.S. dollars and may be paid by wire transfer in immediately available funds to a bank account designated by the payee. To the extent permitted under applicable Law, upon mutual agreement, each Party will have the right to offset any amount owed by the other Party under or in connection with this Agreement which obligation is not being disputed by such other Party in good faith, including in connection with any breach or indemnification obligation by the other Party, against any payments owed by such Party to such other Party under this Agreement. Such offsets will be in addition to any other rights or remedies available under this Agreement or applicable Law.

Section 8.2  Assignment. Neither Party may assign this Agreement to any Third Party, in whole or in part, including by operation of law or otherwise without the prior written consent of the other Party.

Section 8.3  Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 8.4  Independent Contractors. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement creates any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between or among the Parties or any of their respective Affiliates for any purposes whatsoever (including for U.S. federal income tax purposes), neither Party shall, or shall permit its Affiliates to, hold itself out as an agent, partner, joint venturer, employer, employee or fiduciary of the other Party (or any of its Affiliates) in connection with this Agreement (including for U.S. federal income tax purposes), and neither Party has authority to contract or bind the other Party in any manner whatsoever.

Section 8.5  Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder (other than routine communications having no legal effect) must be in writing and sent to the respective Party at the following addresses (or at such other address for a Party as may be specified in a notice given in accordance with this Section). Notices sent in accordance with this Section will be deemed effective: (a) when received, if delivered by hand (with written confirmation of receipt); (b) when received, if sent by an internationally recognized overnight courier (receipt requested); or (c) on the date sent by email (in each case, with confirmation of transmission, and only if an email address is provided by a Party to the other Party in a notice given in accordance with this Section), if sent during normal business hours of the recipient, and on the next day if sent after normal business hours of the recipient:

if to Seller:

Evervolt Green Energy Holding Pte Ltd.

18, Boon Lay Way, #06-107, Trade Hub 21, Singapore 609966
Attention: Simon Tan
Email: [***]

if to Purchaser:

T1 Energy Inc.

1211 E 4th St.

Austin, Texas 78702

Attention: Compliance Officer
Email: compliance-officer@t1energy.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom (UK) LLP
22 Bishopsgate
London, EC2N 4BQ
Attention: Denis Klimentchenko, Danny Tricot, Sarah Knapp
Email: denis.klimentchenko@skadden.com, danny.tricot@skadden.com, sarah.knapp@skadden.com

Section 8.6  Interpretation. For purposes of this Agreement: (a) the words “include,” “includes,” and “including” will be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Sections, Exhibits, and Schedules refer to the Sections of, Exhibits of, and Schedules attached to this Agreement; (ii) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

Section 8.7  Entire Agreement. This Agreement, together with all Exhibits, Schedules and attachments, the Option Agreement and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 8.8  Successors and Assigns; Third Party Beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. Except as provided in Section 5.1 and Section 5.3, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

Section 8.9  Amendments and Waivers. No amendment to this Agreement will be effective unless it is in writing and signed by both Parties. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof.

Section 8.10  Severability. If any term or provision of this Agreement is invalid, illegal, void or unenforceable in any jurisdiction, such invalidity, illegality, voidability or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. The Parties further agree to replace such invalid, illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal, void or unenforceable provision.

Section 8.11  Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement.

* * * * *

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective representatives thereunto duly authorized.

SELLER

EVERVOLT GREEN ENERGY HOLDING PTE, LTD.

Signature:	/s/ Tan Chin Piaw
Name:	Tan Chin Piaw
Title:	Director

PURCHASER

T1 ENERGY INC.

Signature:	/s/ Daniel Barcelo
Name:	Daniel Barcelo
Title:	Authorised Signatory

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective representatives thereunto duly authorized.

G1

T1 G1 Dallas Solar Module LLC

Signature:	/s/ Evan Calio
Name:	Evan Calio
Title:	Authorised Signatory

SCHEDULE H
Option Agreement

[See attached]

EXECUTION VERSION

From:	T1 Energy Inc. 1211 E 4th St. Austin, Texas 78702 (the “Purchaser”)
		To:	Evervolt Green Energy Holding Pte, Ltd. 18, Boon Lay Way, #06-107, Trade Hub 21, Singapore 609966 (the “Seller”)
July 27, 2026

Strictly confidential

Re:	Call Option Letter

Dear all,

Reference is made to (i) the IP License Agreement, dated December 23, 2024, by and between Seller and Purchaser, as assigned and amended December 29, 2025 (the “IP License Agreement”), (ii) the Intellectual Property License Agreement, dated July 16, 2024, as amended December 23, 2024 and December 29, 2025, by and between Seller and T1 G1 Dallas Solar Module LLC (together with the IP License Agreement, the “Existing Licenses”), (iii) the Letter Agreement, dated December 29, 2025, by and between Trina Solar Co., Ltd (“Trina”) and Purchaser and (iv) the Patent Assignment Agreement, dated December 29, 2025, by and between Trina and Purchaser, as amended July 6, 2026.

Further reference is made to our recent discussions relating to the contemplated (i) acquisition by Purchaser of all Intellectual Property (as defined under the Existing Licenses) licensed to T1 under the Existing Licenses and other assets pursuant to the purchase agreement, substantially in the form attached hereto as Schedule A (the “IP Purchase Agreement”) and (ii) granting to Joint Venture (as defined below) a sublicense under the license granted to Seller under the 5GW TOPCon Solar Cell Technology License Agreement, dated December 29, 2025 by and between Trina and Seller (the “5GW License” and the transaction contemplated under (i) and (ii), the “Contemplated Transaction”).

This call option letter (the “Call Option Letter”) sets forth the terms and conditions of Seller’s irrevocable commitment to (i) sell the Purchased Assets (as defined under the IP Purchase Agreement) to Purchaser on the terms and subject to the conditions set forth in the IP Purchase Agreement and (ii) grant Joint Venture the Sub-License (as defined below) on the terms and subject to the conditions set forth hereunder. Capitalized terms used but otherwise not defined in this Call Option Letter shall have the meaning given to them in the IP License Agreement.

1.	COMMITMENT TO ENTER INTO THE CONTEMPLATED TRANSACTION

1.1	Seller hereby irrevocably undertakes to sell to Purchaser the Purchased Assets on the Closing Date (as defined under the IP Purchase Agreement) in accordance with the IP Purchase Agreement and to grant the Sub-License to Joint Venture, in each case, at the price and on the other terms and conditions set forth in this Call Option Letter (the “Call Option”), and to enter into the Contemplated Transaction, subject only to delivery by Purchaser, on or prior to the Expiry Date (as defined below), of a Call Option Exercise Notice in accordance with Section 3 below.

1.2	By signing this Call Option Letter, Purchaser accepts the benefit of the Call Option as an option solely, without any undertaking to exercise the Call Option. Seller further acknowledges that nothing herein shall constitute in any manner whatsoever an undertaking by Purchaser or any of its Affiliates to purchase from Seller or any of its Affiliates all or part of the Purchased Assets, or to enter or cause any person to enter in the Sub-License Agreement (as defined below), or be bound by any obligation of any nature whatsoever in connection with the Contemplated Transaction other than those obligations expressly set forth in this Call Option Letter.

1.3	Subject to delivery of the Call Option Exercise Notice in accordance with this Call Option Letter, Seller undertakes to execute the IP Purchase Agreement simultaneously with Purchaser and the Sub-License Agreement with Joint Venture, each on the Effective Date (as defined below), provided that, Purchaser shall have the right to elect to defer execution of the Sub-License Agreement by each party thereto, to a date (the “Execution Date”) to be specified by Purchaser in writing at least ten (10) Business Days prior to the Execution Date, provided that the Execution Date is no later than five (5) years after the Call Option Date. Any such deferral shall be communicated to Seller in the Call Option Exercise Notice.

1.4	This Call Option Letter and the grant of the Call Option is irrevocable until the Expiry Date.

1.5	The Parties shall use reasonable best efforts to negotiate and agree a new license agreement with respect to the Acquired IP (as defined under the IP Purchase Agreement) between Purchaser, as licensor and Trina Solar Co., Ltd, as licensee (the “New License Agreement”), prior to the Effective Date, which shall be executed on the Effective Date. For the avoidance of doubt, the agreement and execution of the New License Agreement shall not be a condition to the exercise of the Call Option or the execution of, or completion under, the IP Purchase Agreement.

2.	DURATION OF THE CALL OPTION

2.1	The Call Option shall be exercisable by Purchaser by serving a Call Option Exercise Notice (as defined below) on Seller (in accordance with Sections 2.2 and 2.3) on a Business Day (the “Call Option Date”) during the period beginning on the date hereof and ending thirty (30) days following the date hereof (the “Expiry Date”).

2.2	If Purchaser wishes to exercise the Call Option, it shall do so by sending to Seller a notice substantially in the form attached hereto as Schedule B (the “Call Option Exercise Notice”).

2.3	To be valid, the Call Option Exercise Notice:

(a)	shall be signed by a duly authorized representative of Purchaser;

(b)	shall specify the time and date (the “Effective Date”), being a Business Day no less than two (2) Business Days and no more than five (5) Business Days after the date of delivery of the Call Option Exercise Notice, on which each of Seller and Purchaser shall deliver a counterpart of the IP Purchase Agreement duly executed by it and Seller and subject to the JV Establishment (as defined below) having occurred, Joint Venture shall enter into the Sub-License Agreement unless deferred by Purchaser and subject to Section 4; and

(c)	shall be issued no later than the Expiry Date.

2.4	If the Call Option Exercise Notice has not been issued prior to the Expiry Date, this Call Option Letter shall expire automatically, without any obligation or liability, in contract, tort or otherwise, of any party, its Affiliates or any of their respective directors, officers, employees or advisers.

2.5	The validity and enforceability of the Call Option is not subject to the execution of the IP Purchase Agreement and accordingly, upon exercise of the Call Option, Purchaser shall be bound under the IP Purchase Agreement as from the Effective Date irrespective of whether or not the IP Purchase Agreement has been executed by Purchaser.

2.6	The validity and enforceability of the Call Option is not subject to the grant of the Sub-License or the execution of the Sub-License Agreement and accordingly, upon exercise of the Call Option, Seller shall be bound to grant the Sub-License and enter into the Sub-License Agreement as from the Effective Date on the Execution Date as is identified by the Purchaser in accordance with Section 1.3, subject to Section 4.

3.	ConSIDERATION FOR THE CALL OPTION and the contemplated transaction

3.1	In consideration for the grant of the Call Option, Purchaser shall pay to Seller an amount of $2,000,000 in cash (the “Option Premium”) within two (2) Business Days of the date hereof, by wire transfer of immediately available funds to Seller’s account, details of which are set forth under Schedule C hereto (the “Seller Account”). The Option Premium shall be non-refundable in all circumstances, including if the Call Option is not exercised or lapses on the Expiry Date.

3.2	If the Call Option is exercised, the aggregate purchase price for the Contemplated Transaction, in addition to the Option Premium, shall be $133,000,000 (the “Purchase Price”) payable by Purchaser in four tranches:

(a)	First tranche of the Purchase Price shall be equal to $60,000,000 (the “First Tranche Purchase Price”), payable by the date falling three (3) Business Days after the Closing Date (as defined in the IP Purchase Agreement and such payment date, the “First Payment Date”) and satisfied, at Purchaser's sole discretion (with respect to (i) and (ii)) and notified to Seller in the Call Option Exercise Notice, either (i) in cash, by wire transfer of immediately available funds to the Seller Account or (ii) by the issuance to Seller, subject to Section 3.3(i), of a number of shares of Purchaser Common Stock equal to the quotient of (x) First Tranche Purchase Price divided by (y) Purchaser Stock Price determined as of the First Payment Date, rounded down to the nearest whole share, or (iii) any combination of the foregoing in such ratio as mutually agreed to by the parties (such shares of Purchaser Common Stock issued, together with any shares of Purchaser Common Stock issued pursuant to Sections 3.2(b), 3.2(c) and 3.2(d) the “Consideration Shares”).

(b)	Second tranche of the Purchase Price shall be equal to $25,000,000 (the “Second Tranche Purchase Price”), payable on September 30, 2026 (the “Second Payment Date”) and satisfied, at Purchaser's sole discretion (with respect to (i) and (ii)) and notified to Seller in writing at least five (5) Business Days prior to the Second Payment Date, either (i) in cash, by wire transfer of immediately available funds to the Seller Account or (ii) by the issuance to Seller, subject to Section 3.3(i), of a number of shares of Purchaser Common Stock equal to the quotient of (x) Second Tranche Purchase Price divided by (y) Purchaser Stock Price determined as of the Second Payment Date, rounded down to the nearest whole share, or (iii) any combination of the foregoing in such ratio as mutually agreed to by the parties.

(c)	Third tranche of the Purchase Price shall be equal to $30,000,000 (the “Third Tranche Purchase Price”), payable on October 15, 2026 (the “Third Payment Date”) and satisfied, at Purchaser's sole discretion (with respect to (i) and (ii)) and notified to Seller in writing at least five (5) Business Days prior to the Third Payment Date, either (i) in cash, by wire transfer of immediately available funds to the Seller Account or (ii) by the issuance to Seller, subject to Section 3.3(i), of a number of shares of Purchaser Common Stock equal to the quotient of (x) Third Tranche Purchase Price divided by (y) Purchaser Stock Price determined as of the Third Payment Date, rounded down to the nearest whole share, or (iii) any combination of the foregoing in such ratio as agreed to by the parties.

(d)	Fourth tranche of the Purchase Price shall be equal to $18,000,000 (the “Fourth Tranche Purchase Price”), payable on October 30, 2026 (the “Fourth Payment Date”) and satisfied, at Purchaser's sole discretion (with respect to (i) and (ii)) and notified to Seller in writing at least five (5) Business Days prior to the Fourth Payment Date, either (i) in cash, by wire transfer of immediately available funds to the Seller Account or (ii) by the issuance to Seller, subject to Section 3.3(i), of a number of shares of Purchaser Common Stock equal to the quotient of (x) Fourth Tranche Purchase Price divided by (y) Purchaser Stock Price determined as of the Fourth Payment Date, rounded down to the nearest whole share, or (iii) any combination of the foregoing in such ratio as mutually agreed to by the parties.

3.3	The Consideration Shares shall be issued on the terms and subject to the provisions set forth below:

(a)	Where Purchaser elects, in accordance with Section 3.2, to satisfy all or any portion of any tranche of the Purchase Price by the issuance of shares of Purchaser Common Stock, Purchaser shall, on the applicable Payment Date, instruct the Transfer Agent to issue and deliver to Seller the number of shares of Consideration Shares determined in accordance with Section 3.2, in uncertificated, book-entry form.

(b)	Seller acknowledges and agrees that neither the issuance of the Consideration Shares hereunder nor the transfer of such shares to Seller has been registered under the Securities Act, and they will be offered and sold to Seller pursuant to an exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent of Seller and the accuracy of Seller’s representations as expressed herein. Seller understands that the Consideration Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Seller must hold the Consideration Shares indefinitely unless and until they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Seller acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including the time and manner of sale, the holding period for the Consideration Shares, and on requirements relating to Purchaser which are outside of Seller’s control, which Purchaser is under no obligation, and may not be able, to satisfy.

(c)	Seller understands and agrees that Consideration Shares may not be sold or otherwise transferred, except pursuant to an effective registration under the Securities Act, or in a transaction which qualifies as an exempt transaction under the Securities Act and the rules and regulations promulgated thereunder and in accordance with the restrictions set forth in this Agreement.

(d)	Seller acknowledges that each certificate or instrument evidencing the Consideration Shares shall initially bear substantially the following restrictive legend, either as an endorsement, on the face thereof or a comparable notation or other arrangement with respect to any uncertificated shares:

“THIS SECURITY HAS BEEN ACQUIRED FOR INVESTMENT AND WITHOUT A VIEW TO DISTRIBUTION AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”), OR UNDER STATE SECURITIES LAWS. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THIS SECURITY OR ANY INTEREST OR PARTICIPATION THEREIN MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS AND, IN THE CASE OF CLAUSE (B), UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS.”

(e)	On or prior to each Payment Date on which Consideration Shares are to be issued, Purchaser shall have received official notice from the NYSE of its approval of the issuance in respect of the Consideration Shares to be issued on such Payment Date, and shall take all other actions required so that such Consideration Shares are, upon issuance, listed and authorized for trading on the NYSE. Purchaser shall not issue any Consideration Shares unless, upon issuance, such shares are so listed and authorized. If any shares of Purchaser Common Stock become issuable under this Agreement in excess of the number covered by the authorization referred to herein, Purchaser shall file such supplemental listing application(s), and obtain such further authorization, as may be required prior to the issuance thereof.

(f)	Purchaser agrees that as soon as practicable but in no event later than five (5) Business Days following each Payment Date on which Consideration Shares are to be issued (each a “Filing Date”), Purchaser will file with the SEC under the Securities Act, at the Purchaser’s sole cost and expense, a registration statement, or a prospectus supplement to the prospectus included in an existing registration statement, covering the resale by Seller of the number Consideration Shares issuable to Seller on such Payment Date (such Consideration Shares, the “Registrable Securities” and such registration statement or prospectus supplement, the “Registration Statement”); provided, however, that Purchaser’s obligations to include the Registrable Securities in the Registration Statement are contingent upon Seller furnishing a completed and executed selling securityholder questionnaire in customary form to Purchaser that contains the information regarding Seller, the securities of Purchaser held by Seller and the intended method of disposition of the Registrable Securities (which shall be limited to non-underwritten public offerings)required by SEC rules for inclusion in the Registration Statement to effect the registration of the Registrable Securities, and Seller shall execute such documents in connection with any such registration as Purchaser may reasonably request that are customary of a selling securityholder in similar situations. For purposes of clarification, any failure by Purchaser to file the prospectus supplement by any Filing Date shall not otherwise relieve Purchaser of its obligations to file a prospectus supplement as set forth above in this section. Unless required under applicable laws and SEC rules, in no event shall Seller be identified as a statutory underwriter in any Registration Statement; provided, that if Seller is required to be so identified as a statutory underwriter in a Registration Statement, Seller will have an opportunity to withdraw its Registrable Securities from such Registration Statement. To the extent any Registration Statement must be declared effective, Purchaser shall use its commercially reasonably efforts to cause such Registration Statement to be declared effective by the SEC as promptly as practicable, but in no event later than thirty (30) calendar days following the applicable Payment Date (or sixty (60) calendar days in the event of a full review by the SEC) (the “Effectiveness Deadline”).

(g)	Purchaser shall use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which Purchaser determines to obtain, continuously effective with respect to Seller, and to keep the applicable Registration Statements or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (i) Seller ceases to hold any Registrable Securities and (ii) the date all Registrable Securities held by Seller may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for Purchaser to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable).

(h)	Notwithstanding anything herein to the contrary, Purchaser may suspend the use of any prospectus (a “Prospectus”) included in any Registration Statement contemplated by this Section 3.3 in the event that the Purchaser’s board of directors determines in good faith that such suspension is necessary to (A) delay the disclosure of material non-public information concerning Purchaser, the disclosure of which at the time is not, in the good faith opinion of the Purchaser’s board of directors, in the best interests of the Purchaser or (B) amend or supplement the affected Registration Statement or the related Prospectus so that such Registration Statement or Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus in light of the circumstances under which they were made, not misleading (an “Allowed Registration Delay”); provided, that Purchaser shall promptly (a) notify Seller in writing of the commencement of and the reasons for an Allowed Registration Delay, but shall not (without the prior written consent of Seller) disclose to Seller any material non-public information giving rise to an Allowed Registration Delay, (b) advise Seller in writing to cease all sales under the Registration Statement until the end of the Allowed Registration Delay and (c) use commercially reasonable efforts to terminate an Allowed Registration Delay as promptly as practicable provided, however, that Purchaser shall not be entitled to exercise an Allowed Registration Delay (i) more than twice in any twelve (12) month period, (ii) for a period exceeding thirty (30) consecutive days on any single occasion, or (iii) for an aggregate of more than sixty (60) days in any twelve (12) month period.

(i)	For the avoidance of doubt, the total number of Consideration Shares hereunder shall not exceed 19.9% of the total number of shares of Purchaser Common Stock issued and outstanding as of the date hereof and if the Consideration Shares would exceed 19.9% of the total number of shares of Purchaser Common Stock, the remainder of the Purchase Price shall be paid in cash.

(j)	The Purchaser agrees that it shall render any reasonably necessary assistance to the Seller to ensure the Seller receives freely tradable shares, including, without limitation, assisting the Seller in transferring such shares from its transfer agent account to its designated broker account. Further, the Purchaser shall use its commercially reasonably efforts to timely provide, or cause its counsel to provide, any legal opinions, Medallion signature guarantee waivers, and any other documents, instruments, or information reasonably requested or required by the transfer agent to effectuate such transfer and issuance, upon the Seller’s reasonable request.

3.4	Payment in full of each tranche of the Purchase Price in accordance with Section 3.2 (including, where satisfied in whole or in part by the issuance of Consideration Shares, the issuance and delivery of the number of shares determined in accordance with the applicable provision of Section 3.2 into Seller’ account with Purchaser’s transfer agent) shall constitute full and final satisfaction and discharge of Purchaser's obligation in respect of such tranche, provided, however, that such discharge shall not relieve Purchaser of its ongoing obligations under Section 3.3 with respect to such Consideration Shares.

3.5	The Option Premium and Purchase Price shall be paid free and clear of, and without deduction or withholding for or on account of, withholding Taxes unless Purchaser is required applicable Law to make any such deduction or withholding. If any deduction or withholding for or on account of Taxes is required by applicable Law from the Option Premium and Purchase Price, Purchaser shall pay (or cause to be paid) to Seller such additional amount as will ensure that the net amount Seller receives equals the full amount which it would have received had the deduction or withholding (and any deduction or withholding applicable to such additional amount) not been required. Where any portion of the Option Premium and Purchase Price is satisfied by the issuance of Consideration Shares, Purchaser shall not reduce the number of Consideration Shares issuable in respect of such portion on account of any required deduction or withholding of any Taxes, and shall instead remit to the relevant Taxing Authority, in cash and for its own account, the full amount required to be deducted or withheld in respect of such portion (as increased pursuant to this Section 3.5), and such remittance shall satisfy Purchaser's obligations under this Section 3.5 in respect of such deduction or withholding. To the extent that Purchaser believes withholding Taxes shall apply, Purchaser shall give Seller notice thereof and Purchaser and Seller shall work together in good faith to mitigate such withholding (including the provision of any documentation reasonably requested by Purchaser pursuant to Section 3.7 that will permit payments made pursuant to this Agreement to be made without withholding or at a reduced rate of withholding). Notwithstanding anything to the contrary in this Section 3.5, no Tax gross-up shall be made for any payment for which Seller fails to provide reasonably requested documentation that, if provided, would have eliminated or reduced the rate of withholding.

3.6	If Seller receives or is granted a refund, credit or repayment in respect of Taxes for which Purchaser has paid an additional amount under Section 3.5 (or a credit against Taxes otherwise payable by it attributable to the relevant deduction or withholding), Seller shall, promptly upon receipt or utilization, pay to Purchaser an amount equal to the lesser of (i) such refund, credit or repayment (net of reasonable out-of-pocket costs of obtaining it and any Taxes imposed on its receipt) and (ii) the additional amounts paid by Purchaser under Section 3.5 in respect of the relevant deduction or withholding, in each case such that Seller is left in no better and no worse an after-Tax position than it would have been in had no such deduction or withholding been required. Seller shall use commercially reasonable efforts to claim any refund, credit or repayment reasonably identified to it by Purchaser.

3.7	Seller shall provide Purchaser with all applicable tax documentation reasonably requested by Purchaser on the date hereof, including a valid and properly executed Internal Revenue Service Form W-9, Form W-8BEN-E, or any other form or information reasonably necessary to establish an exemption from, or reduction in, any applicable withholding tax obligations.

3.8	Any tranche of the Purchase Price that is not paid on the applicable Payment Date, including if the Acceleration Amount is not paid on the Acceleration Date, shall accrue interest beginning the day after such Payment Date and continue until Seller receives the full payment, at a rate of two percent (2%) per month, calculated daily on the basis of the actual number of days elapsed, or the highest rate permitted by Law, whichever is less (the “Default Interest”).

3.9	If Purchaser fails to pay any tranche of the Purchase Price on the applicable Payment Date and Purchaser does not pay such amount by the date falling five (5) Business Days after the applicable Payment Date (“Acceleration Date”), any and all outstanding tranches of the Purchase Price, including any Default Interest calculated in accordance with Section 3.8 (together, the “Acceleration Amount”), shall become immediately due and payable.

3.10	For the purposes of this Section 3, the following capitalized terms shall have the meanings ascribed to them below:

(a)	“NYSE” means New York Stock Exchange.

(b)	“Payment Date” means any of the First Payment Date, Second Payment Date, Third Payment Date or Fourth Payment Date.

(c)	“Purchaser Common Stock” means the common stock, par value $0.01 per share, of Purchaser.

(d)	“Purchaser Stock Price” means the product of (i) 0.85, and (ii) VWAP over the five (5) full consecutive trading days ending two (2) Business Days prior to the applicable date of determination.

(e)	“SEC” means Securities and Exchange Commission.

(f)	“Securities Act” means the Securities Act of 1933, as amended.

(g)	“Tax” means any income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent, including employer and employees’ contributions), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, escheat or unclaimed property, custom duty, tariff, or other tax, governmental fee or other like assessment or charge in the nature of a tax, together with any interest or any penalty or addition to tax or additional amount (whether disputed or not) imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign).

(h)	“Taxing Authority” means any Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax, including with respect to the imposition, interpretation, assessment, or collection of any Tax.

(i)	“VWAP” means the dollar volume–weighted average price for the shares of Purchaser Common Stock on the NYSE during the period beginning at 9:30:01 a.m., New York time (or such other time as the NYSE publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the NYSE publicly announces is the official close of trading), as reported by Bloomberg, L.P . through its “Volume at Price” function or if the foregoing does not apply, the dollar volume–weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as the NYSE publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the NYSE publicly announces is the official close of trading), as reported by Bloomberg, L.P . If the VWAP cannot be calculated for the shares of Purchaser Common Stock on a particular date on any of the foregoing basis, the VWAP of the shares of Purchaser Common Stock shall be the fair market value of the shares of Purchaser Common Stock on such date as determined by Purchaser ’s board of directors in good faith.

4.	Joint Venture Matters

4.1	From the date hereof until the Expiry Date, Parties shall negotiate in good faith to establish a joint venture for the purposes of pursuing battery energy storage system (“BESS”) projects and opportunities outside of the United States and holding the Sub-License, on terms set forth in this Section 4 and otherwise on terms reasonably acceptable to both Parties.

4.2	Parties agree that Joint Venture shall be established through Photon Solar Pte. Ltd., a company established under the laws of Singapore (“Joint Venture”), by way of the transfer by Seller to Purchaser, as part of the Contemplated Transaction and for no additional consideration, of 90% of the issued and outstanding shares of Joint Venture, such that, upon completion of such transfer (the “JV Establishment”), Purchaser shall own 90% and Seller shall own 10% of the issued and outstanding shares of Joint Venture. At or prior to the JV Establishment, Parties shall enter into a shareholders' agreement in respect of the Joint Venture on terms reasonably acceptable to both Parties. JV Establishment shall be subject to completion of due diligence by Purchaser, satisfactory to Purchaser, in its sole discretion.

4.3	Conditional upon JV Establishment, Seller shall (i) subject to delivery of the Call Option Exercise Notice in accordance with this Call Option Letter, grant to Joint Venture a royalty-free, fully paid-up, worldwide, irrevocable, sub-licensable sub-license under the license granted to Seller pursuant to the 5GW License (the “Sub-License”), for the activities licensed under the 5GW License pursuant to a sublicense agreement reasonably acceptable to Purchaser (the “Sub-License Agreement”) and in accordance with Section 1.3, including the potential deferral contemplated thereunder, and (ii) contribute, or cause to be contributed, to the Joint Venture such projects and opportunities in the BESS industry as Parties may agree in writing, on terms to be agreed between Parties.

4.4	For the avoidance of doubt, the execution of the Sub-License Agreement shall be subject to and conditional upon the JV Establishment having occurred, provided that Purchaser’s delivery of the Call Option Exercise Notice shall not be, in any way, conditional upon this Section 4; in the event that the Call Option Exercise Notice is delivered before the JV Establishment, the Purchaser shall defer the execution of the Sub-License in accordance with Section 1.3.

4.5	Seller shall use its best efforts to negotiate and adopt, as soon as practicable following the date hereof, such amendments to the 5GW License as may be reasonably requested by Purchaser (including such amendments that in Purchaser’s reasonable discretion are necessary to comply with applicable Laws). Seller shall (i) consult with Purchaser and keep Purchaser reasonably informed of the status of such negotiations, (ii) consider drafts from Purchaser and provide Purchaser with drafts of any proposed amendments to 5GW License reasonably in advance of their adoption, and (iii) not agree to, adopt or permit any amendment, waiver, termination or assignment of, or under, 5GW License, without Purchaser's prior written consent.

4.6	Purchaser may, at any time, in its sole discretion, by written notice to Seller (a “Sub-License Abandonment Notice”), elect to abandon the Sub-License, whereupon, with effect from the date of the Sub-License Abandonment Notice: (i) all obligations of the Parties with respect to the 5GW License, grant of the Sub-License and the execution and delivery of the Sub-License Agreement, shall terminate and be of no further force or effect; and (ii) Purchaser's right to defer execution of the Sub-License, and the Sub-License Execution Date, shall lapse. For the avoidance of doubt, the delivery of a Sub-License Abandonment Notice shall not affect (x) the JV Establishment or any other obligation of the Parties under this Section 4 (other than as set forth in this Section 4.6), (y) the Call Option, the Contemplated Transaction or the IP Purchase Agreement, or (z) the amount or timing of payment of the Purchase Price.

5.	EXCLUSIVITY

By countersigning this Call Option Letter, Seller undertakes for the duration of the Call Option not to take any action to, and to procure (so far as it lies within its powers) that the Affiliates of Seller do not, until the Expiry Date:

(a)	enter into any contract, arrangement or understanding for selling, or take any other action to transfer, by any means (including by sale, lease, merger, contribution, disposal, reorganization or otherwise), all or part of the Purchased Assets or other than the Contemplated Transaction (any of the foregoing being referred to as an “Alternative Sale Transaction”);

(b)	enter into any contract, arrangement or understanding for sublicensing the license under the 5GW License, other than the Contemplated Transaction (an “Alternative Sublicense Transaction”, together with the Alternative Sale Transaction, an “Alternative Transaction”); or

(c)	initiate, solicit, pursue or participate in, any discussions or negotiations that constitute, solicit or encourage an Alternative Transaction.

6.	REPRESENTATIONS AND WARRANTIES

6.1	Each party represents and warrants to the other, in respect of itself, that:

(a)	it is duly organized and validly existing under the Laws of the jurisdiction in which it is organized;

(b)	it has the power and authority to enter into this Call Option Letter and to perform its obligations hereunder;

(c)	the execution of this Call Option Letter has been duly authorized by all relevant corporate bodies and no other corporate action is necessary on its part to authorize the execution of this Call Option Letter; and

(d)	this Call Option Letter has been duly executed by it on the date hereof and constitutes legal, valid and binding obligations upon it, enforceable against it in accordance with its terms.

6.2	Seller hereby represents and warrants to Purchaser as of the date hereof and as of the Closing Date, that:

(a)	Seller is an “institutional accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act (the “Institutional Accredited Investors”). Seller acknowledges that it is informed as to the risks of the ownership of the Consideration Shares and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of such ownership, and is able to bear the economic risk of such ownership for an indefinite period of time. Seller has been furnished access to such information and documents as it has requested and has been afforded an opportunity to ask questions of and receive answers from representatives of Purchaser concerning the issuance of the Consideration Shares; and

(b)	Seller (i) is acquiring the Consideration Shares only for its own account or for one or more separate accounts maintained by it for the benefit of one or more other Institutional Accredited Investors and not with a view to the distribution thereof in violation of the securities laws, provided that the disposition of such Purchaser’s property shall at all times be within such Purchaser’s control, and (iii) is not acquiring the Consideration Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or other applicable securities laws. Seller acknowledges and agrees that the Consideration Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Securities have not been registered under the Securities Act and that Purchaser is not required to register the sale of the Securities hereunder. Seller further represents and warrants that it (a) will not sell, transfer or otherwise dispose of the Consideration Shares or any interest therein except in a registered transaction or in a transaction exempt from or not subject to the registration requirements of the Securities Act and (b) was given the opportunity to ask questions and receive answers concerning the terms and conditions of the offering and to obtain any additional information which the Purchaser possesses or can acquire without unreasonable effort or expense. Seller acknowledges that the Consideration Shares will contain a restrictive legend substantially in the form set forth in Section 3.3(d) above. Seller acknowledges and agrees that the Consideration Shares will be subject to these securities law transfer restrictions, and as a result of these transfer restrictions, Seller may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Consideration Shares and may be required to bear the financial risk of an investment in the Consideration Shares for an indefinite period of time. Seller acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Consideration Shares. Seller acknowledges and agrees that its purchase of the Consideration Shares has not been solicited by or through anyone other than the Purchaser.

6.3	Purchaser hereby represents and warrants to Seller as of the date hereof and as of the Closing Date, that the Purchaser Common Stock issued as Consideration Shares, are or will be duly authorized, validly issued, fully paid and non-assessable, and are free of all liens and restrictions on transfer, other than restrictions on transfer under (a) this Agreement, Purchaser’s organizational documents, as may be amended, or amended and restated, from time to time in accordance with this Agreement, and any applicable contract entered into by Acquiror and (b) applicable securities Laws.

7.	MISCELLANEOUS

7.1	Sections 9.1 (Governing Law; Jurisdiction), 9.2 (Waiver of Jury Trial), 10.01 (Assignment), 10.4 (Notices) 10.5 (Interpretation), 10.6 (Entire Agreement), 10.7 (Third Party Beneficiaries), 10.8 (Amendments and Waivers), 10.9 (Severability) and 10.10 (Counterparts) of the IP License Agreement shall be incorporated in this Call Option Letter by reference as if set out herein and shall apply mutatis mutandis as if references to the “Agreement” (or a similar expression) in such Sections were to this Call Option Letter.

(Signature pages to follow)

Executed on the date specified above.

T1 ENERGY INC.

By:	/s/ Daniel Barcelo
Name:	Daniel Barcelo
Title:	Authorised Signatory

Acknowledged and agreed:

EVERVOLT GREEN ENERGY HOLDING PTE, LTD.

By:	/s/ Tan Chin Piaw
Name:	Tan Chin Piaw
Title:	Director